Exhibit 2.1
EXECUTION AGREEMENT
PURCHASE AND ASSUMPTION AGREEMENT
among
Fremont General Corporation
and
Fremont General Credit Corporation
as Seller Parent
Fremont Investment & Loan
as Seller
and
CapitalSource TRS Inc.
as Purchaser
dated as of
April 13, 2008

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

PURCHASE AND ASSUMPTION AGREEMENT
     This Purchase and Assumption Agreement (the “Agreement”), dated as of April 13, 2008, is made by and among Fremont General Corporation, a corporation organized under the laws of the State of Nevada (“FGC”) and Fremont General Credit Corporation, a corporation organized under the laws of the State of California (“FGCC” and, together with FGC, “Seller Parent”), Fremont Investment & Loan, a California industrial bank (“Seller”), CapitalSource TRS Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”), a direct wholly owned subsidiary of CapitalSource Inc., a corporation organized under the laws of the State of Delaware. Solely for the purposes of providing the covenant set forth in Section 8.14 hereof and limited solely to the provisions of that Section, CapitalSource Inc. hereby joins in executing this Agreement.
     WHEREAS, Seller desires to sell, and Purchaser desires to acquire, certain assets of Seller in accordance with the terms and provisions of this Agreement; and
     WHEREAS, Seller desires to transfer, sell and assign to Purchaser, and Purchaser desires to assume from Seller, certain liabilities of Seller in accordance with the terms and provisions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Seller Parent, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Accrued Interest” shall mean, as of any date, with respect to the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller’s general ledger, and, in the case of the Participation Interest, the interest that has been accrued but not paid thereon.
     “Adjusted Payment Amount” shall have the meaning specified in Section 3.3(a).
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venturer or member of such Person and any successors of such Person; provided, however, that for the avoidance of any doubt, neither the current members of the Boards of Directors of Seller Parent or Seller, nor any of their senior executive officers, shall be considered Affiliates following their termination from service with Seller Parent and/or Seller.
     “Approval Motion” means, to the extent applicable, a motion filed by FGC with the Bankruptcy Court seeking entry of the Approval Order.
     “Approval Order” means, to the extent applicable, the order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser, FGC and Seller, which would be issued by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code, authorizing FGC to consummate the transactions contemplated hereby, and authorizing FGC to direct Seller to consummate the transactions contemplated hereby.
     “Assignment and Assumption Agreement” shall have the meaning specified in Section 9.2(d)(vii).

     “Assignment of Intellectual Property” shall mean the Assignment of Intellectual Property to be executed by Seller and Purchaser at the Closing, substantially in the form of Exhibit A hereto.
     “Assumed Contracts” means the Leases and all other contracts, commitments and other agreements with respect to the Assumed Liabilities and Purchased Assets, or by which Seller or any of the Assumed Liabilities and Purchased Assets are bound, or under which Seller has acquired rights, as set forth at Section 4.13(a) of the Seller Disclosure Schedule hereto (excluding the Transferred IP, Licensed IP and Transferred Intellectual Property Licenses).
     “Assumed Liabilities” shall have the meaning specified in Section 2.2.
     “Bank Employees” shall mean the employees of Seller who hold positions with Seller related to the Assumed Liabilities and Purchased Assets, who have been identified by Purchaser as candidates for employment with Purchaser, and are listed in Schedule 1.1(i) hereto (as may be amended to include additional Seller employees following the date of this Agreement), but excluding such employees who shall leave Seller’s employ between the date hereof and the close of business on the Closing Date, and including, subject to approval of Purchaser, replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including, subject to approval of Purchaser, any Person who fills a vacant position at a Branch in the ordinary course of business between the date hereof and the Closing Date to provide Branch services to Customers.
     “Bankruptcy Code” means Title 11 of the United States Code, as amended, 11 U.S.C. §§101 et. seq.
     “Bankruptcy Court” means, to the extent applicable, a United States Bankruptcy Court exercising competent jurisdiction over the Chapter 11 Case involving FGC.
     “Bankruptcy Court Approval” shall have the meaning specified in Section 4.6.
     “Bill of Sale” shall have the meaning specified in Section 9.2(d)(i).
     “Branches” shall mean the twenty-two branch offices and data processing center listed on Schedule 1.1(ii).
     “Business Day” shall mean any day that the Federal Reserve Bank of San Francisco is open.
     “Cash” shall mean all petty cash, vault cash, teller cash, and prepaid postage located at the Branches, in each case as of the close of business at the respective Branch, the cash to cover undisbursed checks or drafts that have been issued to a Branch customer and which have not cleared prior to the Closing, and those cash equivalents as set forth in Schedule 1.1(iii).
     “Cease and Desist Orders” means the Order to Cease and Desist issued by the FDIC and the final order issued by the DFI to Seller, FGCC and FGC in March 2007 and April 2007, respectively.
     “Chapter 11 Case” means, to the extent applicable, the Chapter 11 proceeding which could be filed by FGC and which would be pending before the Bankruptcy Court.
     “Closing” shall have the meaning specified in Section 12.1.
     “Closing Date” shall have the meaning specified in Section 12.1.
     “Closing Statement” shall have the meaning specified in Section 3.3(a).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain letter agreement between CapitalSource Inc. and FGC, dated as of October 12, 2006.

     “Consent Fees” shall have the meaning specified in Section 8.10(a).
     “Consistent Conditions” shall mean conditions imposed by the FDIC or the DFI on approval of the applications filed by Purchaser in connection with the transactions contemplated by this Agreement and the acquisition by Purchaser of the Assumed Liabilities and Purchased Assets following the Closing hereunder which are materially consistent in scope and operation with the conditions imposed by the FDIC on March 20, 2007 in connection with its conditional approval of the application by CapitalSource Bank, an Affiliate of Purchaser, for FDIC deposit insurance relating to its proposed operations as a Utah industrial loan corporation, a copy of which conditional approval has previously been provided to Seller and FGC.
     “Customers” shall mean, individually and collectively, the Persons named as the owners of the deposit accounts that comprise the Deposit Liabilities.
     “Deposit Liabilities” or “Deposit Liability” shall mean all of Seller’s obligations and liabilities relating to (a) Seller’s deposit accounts, which are listed on Schedule 1.1(iv) hereto, and (b) deposit accounts which are opened on behalf of a customer between the date indicated on Schedule 1.1(iv) and the close of business on the Closing Date, in the case of each of clauses (a) and (b), together with Accrued Interest thereon, all as exists at the close of business on the Closing Date, but excluding any claim or other liability of any kind, including without limitation, relating to the origination of any such deposit account or the administration of any such deposit account arising or occurring or originating prior to the close of business on the Closing Date.
     “DFI” shall mean the Department of Financial Institutions of the State of California.
     “Directive” shall mean the Supervisory Prompt Corrective Action Directive issued by the FDIC, with the concurrence of the DFI, to the Seller and Seller Parent.
     “Disputed Amount” shall have the meaning specified in Section 3.3(b)(iii).
     “Draft Closing Statement” shall mean a draft closing statement as of the close of business on the fifth Business Day immediately preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto).
     “Eligible Securities” shall mean all investment securities of Seller, as set forth on Schedule 1.1(v) hereto, and any other investment securities purchased by Seller in the ordinary course of business and consistent with past practice between the date hereof and the Closing Date that (a) are accounted for by Seller as “available for sale” or “trading securities” and (b) consist of U.S. Treasury securities having remaining maturities of 180 days or less; stock in or obligations of Federal Home Loan Banks; discount notes, notes, bonds, debentures, collateralized mortgage obligations and other mortgage-backed securities issued by Fannie Mae, Freddie Mac, the Government National Mortgage Association, the Federal Home Loan Bank and the Federal Farm Credit Bank having remaining maturities of 180 days or less; Certificates of Deposit issued by an FDIC insured depository institution that has over $100 million of capital and surplus; or commercial paper having a maturity of 120 days or less and at least an A-1/P-1 or comparable rating issued by a nationally recognized statistical rating organization.
     “Employee Benefit Plans” means each material “employee pension benefit plan,” as defined in Section 3(2) of ERISA, each material “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, each material individual employment, consulting, severance or similar contract, plan, program, arrangement or policy and each other material individual plan, program policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that are maintained, administered, participated in, or contributed to by Seller or any of its ERISA Affiliates and cover any current Bank Employee or independent contractor providing services with respect to the Assumed Liabilities and Purchased Assets; provided that, as applied to Purchaser, the term shall refer to such plans as maintained by Purchaser or its affiliates on behalf of Purchaser’s employees.

     “Employment Agreement” means a contract, offer letter or agreement of Seller with or addressed to any Bank Employee or any other individual who is rendering services thereto as an employee or consultant pursuant to which Seller has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “Environmental Laws” shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, Release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.
     “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     “Estimated Payment Amount” shall have the meaning specified in Section 3.2.
     “Estimated Purchase Price” shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.
     “FDIA” shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1811 et seq.).
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “Federal Funds Rate” shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption “Federal Funds (Effective).” H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.
     “FGC” shall have the meaning specified in the preamble.
     “FGCC” shall have the meaning specified in the preamble.

     “Final” shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.
     “Final Allocation Determination” shall have the meaning specified in Section 3.4(b).
     “Final Order” means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or motion for reargument or rehearing is then pending and in the event that any appeal, writ for certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been upheld by the highest court to which such order was appealed, or from which certiorari, reargument or rehearing was sought and the time to take any further appeal, petition for certiorari, or motion for reargument or rehearing shall have expired; provided, however, an order or judgment shall be a Final Order in the event that any appeal, writ of certiorari, or motion for reargument or rehearing is then pending unless a stay of the order has been entered by the Bankruptcy Court.
     “Firm” shall have the meaning specified in Section 3.3(b)(iii).
     “Firm Determination” shall have the meaning specified in Section 3.3(b)(iii).
     “Firm Expenses” shall have the meaning specified in Section 3.3(b)(iii).
     “GAAP” shall have the meaning specified in Section 1.2.
     “Governmental Entity” has the meaning specified in Section 4.6.
     “Hazardous Materials” means (a) any “hazardous material,” “hazardous substance,” “hazardous waste,” “oil,” “regulated substance,” “toxic substance” or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives, (g) radioactive materials or (h) other toxic material (including, without limitation, “black mold” in toxic amounts), or any other material or substance regulated under any applicable Environmental Law.
     “Hired Employees” shall mean all Bank Employees who accept offers of employment with Purchaser as contemplated by Section 8.4(a).
     “Industrial Bank” shall have the meaning specified in Section 8.1(a).
     “Instruments” shall have the meaning specified in Section 8.3.
     “Intellectual Property” means intellectual property and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof) and patent disclosures, inventions, discoveries, ideas and improvements (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, uniform resource locators (URLs), logos, slogans, certification marks relating to the Purchased Assets and Assumed Liabilities; (c) copyrightable works of authorship, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions, modifications and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets, product plans, technology and know-how; (f) websites; (g) computer and software programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; and (h) manuals, user and technical documentation, data, databases, flow charts and developers’ notes.
     “Intellectual Property License Agreement” means the Intellectual Property License Agreement to be executed by Seller and Purchaser at the Closing, substantially in the form of Exhibit B.

     “IRS” shall mean the Internal Revenue Service of the United States.
     “IT Systems” means all computer systems, programs, networks, software and hardware used to process, store, maintain and operate data, information and functions used in connection with the Assumed Liabilities and Purchased Assets.
     “Knowledge” shall mean, with respect to Seller, the actual knowledge, as of the date of this Agreement (and, for purposes of the condition in Section 9.2(a), as of the Closing Date) of any of Seller’s or FGC’s officers that hold the title of executive vice president or above and have responsibility with respect to the Assumed Liabilities and Purchased Assets and, with respect to Purchaser, shall include the executive officers of Purchaser.
     “Laws” shall have the meaning specified in Section 4.4.
     “Leases” shall have the meaning specified in Section 4.9(b).
     “Licensed IP” shall mean the Intellectual Property owned by Seller that is used in connection with the Assumed Liabilities and/or Purchased Assets (other than Transferred IP and Transferred Intellectual Property Licenses) that is identified on Section 4.11(a)(ii) of the Seller Disclosure Schedule and will be licensed to Purchaser on the Closing Date pursuant to the Intellectual Property License Agreement.
     “Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.
     “Material Adverse Effect” shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any adverse change, event, development, or effect arising from or relating to (a) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates (except to the extent that any such change, event, development or effect has, or would reasonably be expected to have, a materially disproportionate impact on the Purchased Assets or the Assumed Liabilities), (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change, event, development or effect has, or would reasonably be expected to have, a materially disproportionate impact on the Purchased Assets or the Assumed Liabilities), (c) changes in applicable Law, GAAP or regulatory accounting principles, or authoritative interpretations thereof after the date of this Agreement that affect in general the financial services industry, (d) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any of the other agreements contemplated hereby, (e) the public announcement of this Agreement or the other agreements contemplated hereby or of the consummation of the transactions contemplated hereby or thereby, or (f) the Cease and Desist Orders, the Directive or the delisting of FGC’s publicly traded securities from the New York Stock Exchange, if applicable.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “Multiple Employer Plan” shall have the meaning specified in Section 4.12(b).
     “Net Book Value” shall mean the carrying value of each of the Purchased Assets as reflected on the books of Seller in accordance with GAAP and pursuant to the accounting policies and practices of the Seller as of the date of this Agreement, such values to be updated as of not more than 7 days prior to Closing.
     “Notice of Allocation Disagreement” shall have the meaning specified in Section 3.4(b)(i).
     “Notice of Disagreement” shall have the meaning specified in Section 3.3(b)(i).

     “Other Assets” shall mean those certain assets set forth on Schedule 1.1(vi).
     “Participation Interest” shall mean the participation interest defined as the “A Participation Interest” in that certain Loan Participation Agreement by and between Seller and iStar FM Loans LLC, dated July 2, 2007, and as evidenced by that certain Participation Certificate, dated July 2, 2007, by iStar FM Loans LLC, a copy of which is attached at Schedule 1.1(vii) hereto.
     “Payee’s Account” shall have the meaning specified in Section 3.2.
     “Permitted Liens” shall mean (a) Liens for Taxes, assessments, governmental charges or levies not yet due and payable or which, although delinquent, can be paid without penalty or other adverse consequences or are being contested in good faith by appropriate proceedings, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or which are being contested in good faith by appropriate proceedings and which are not material to the value of any such Purchased Assets, and (d) any other Liens affecting the Purchased Assets which do not impede the ownership, operation or value of such Purchased Assets in any material respect.
     “Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Government Entity or other entity.
     “Personal Property” shall mean (a) the telephone systems located at the Branches, (b) copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms located at the Branches and (c) all of the furniture, fixtures, equipment and other assets of Seller located at the Branches, all as set forth on Schedule 1.1(viii) hereto, including, but not limited to, leasehold improvements, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date. Personal Property shall not include any property that would otherwise be included in the definition of Personal Property but is owned by the lessee under the lease described in Section 4.9(a) hereof.
     “Proposed Allocation Statement” shall have the meaning specified in Section 3.4(a).
     “Purchase Price” shall have the meaning specified in Section 3.1.
     “Purchased Assets” shall have the meaning specified in Section 2.1(a).
     “Purchaser” shall have the meaning specified in the preamble.
     “Real Property” means the real property of Seller identified and described in Section 4.9(a) of the Seller Disclosure Schedule.
     “Regulatory Approval” shall have the meaning specified in Section 4.6.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.
     “Security Deposits” shall have the meaning specified in Section 4.9(b).
     “Seller” shall have the meaning specified in the preamble.
     “Seller Disputed Items” shall have the meaning specified in Section 3.4(b)(i).
     “Seller Parent” shall have the meaning specified in the preamble.

     “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.
     “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.
     “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.
     “Terminated Employee Payments” shall have the meaning specified in Section 8.4(f).
     “Terminated Employees” shall have the meaning specified in Section 8.4(a).
     “Transferred Intellectual Property Licenses” means the agreements that are identified on Section 4.11(a)(iii) of the Seller Disclosure Schedule and will be transferred and/or assigned to Purchaser on the Closing Date pursuant to the Assignment of Intellectual Property.
     “Transferred IP” means the Intellectual Property that is identified on Section 4.11(a)(i) of the Seller Disclosure Schedule and will be transferred and/or assigned to Purchaser on the Closing Date pursuant to the Assignment of Intellectual Property.
     “Transition Services Agreement” shall have the meaning specified in Section 8.15.
     “UCC” shall mean the Uniform Commercial Code in effect in the State of California.
     “Unresolved Allocation Changes” shall have the meaning specified in Section 3.4(b)(iii).
     “Unresolved Changes” shall have the meaning specified in Section 3.3(b)(iii).
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state and local Laws.
     Section 1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with “generally accepted accounting principles” consistently applied as are in effect from time to time in the United States of America (“GAAP”).
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES
     Section 2.1 Purchase and Sale of Assets, No Other Assets Purchased.
          (a) Subject to the terms and conditions hereof, including, without limitation, the assumption by Purchaser of the Assumed Liabilities, as of the close of business on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in, to and under certain assets of the Seller as described below free and clear of all Liens (collectively, the “Purchased Assets”):

               (i) The Participation Interest, the Accrued Interest on the outstanding principal balance of the Participation Interest, the Eligible Securities, the Personal Property, the Transferred IP, the Transferred Intellectual Property Licenses, Other Assets, and the Cash;
               (ii) All of Seller’s rights with respect to the contracts and relationships giving rise to the Deposit Liabilities;
               (iii) All of Seller’s rights with respect to the Assumed Contracts;
               (iv) All of Seller’s rights with respect to the Real Property;
               (v) All insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;
               (vi) All of Seller’s right, title and interest in and to all books, records and other data relating to the Purchased Assets or the Assumed Liabilities including all files, customer and supplier lists, mailing lists, accounting records, documentation or records relating to the administration of the Purchased Assets and the Assumed Liabilities, files with respect to the Leases (including lease documentation, maintenance records, plans and permits), policies and procedures relating to the Purchased Assets and the Assumed Liabilities, it being understood and agreed that such materials shall not include corporate minute books, Bank Employee employment information (including personnel or employment files) other than non-identifying information related to Hired Employees to the extent specifically requested by Purchaser and permitted by Law, and files and income Tax records of Seller and its Affiliates; provided, however, that Seller shall have the right to retain a copy of all such books, records and other data that is part of the Purchased Assets;
               (vii) All of the rights received from Seller with respect to the Licensed IP; and
               (viii) The Other Assets.
          (b) Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in any other business relationship which Seller or any of its Affiliates has or may have with any Customer or any other customer of Seller or its Affiliates or any other assets of Seller.
          (c) No later than two Business Days prior to the Closing Date, Seller may agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser may agree to purchase and accept from Seller, such additional assets of Seller as the parties may mutually agree, on such terms and conditions (including, without limitation, the valuation thereof and appropriate representations and warranties with respect thereto) as may be mutually agreed upon by the parties.
     Section 2.2 Assumed Liabilities.
          (a) Subject to the terms and conditions of this Agreement, including, without limitation, the transfer of the Purchased Assets to Purchaser, as of the close of business on the Closing Date, Purchaser shall assume, pay, perform and discharge the following liabilities of Seller and shall perform all duties, responsibilities, and obligations of Seller under the following liabilities of Seller, to the extent that such liabilities, duties, responsibilities and obligations arise or accrue after the close of business on the Closing Date (collectively, the “Assumed Liabilities”):
               (i) The Deposit Liabilities;
               (ii) All of Seller’s obligations under the Assumed Contracts and the Transferred Intellectual Property Licenses, only to the extent that such liabilities, duties, responsibilities and obligations arise or accrue after the close of business on the Closing Date and excluding any contingent liabilities (including Taxes) related thereto that existed or are directly related to circumstances that existed prior to the Closing Date;
          (iii) All liabilities and obligations relating to, arising from or in connection with the Hired Employees and their employment, including all compensation, benefits, severance, workers compensation and welfare benefit claims and employment-related liabilities, in each case and solely to the extent arising or accruing from employment with Purchaser after the close of business on the Closing Date; and
          (iv) Any and all other liabilities and obligations relating to, or arising out of, the Purchased Assets or Assumed Liabilities to be performed after the Closing or arising out of the operation of the Branches after the Closing Date, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise, but only to the extent that such liabilities or obligations arise or accrue due to any act or omission occurring after the close of business on the Closing Date; provided that, in the event that Seller has not paid vacation accruals to Hired Employees, Purchaser will assume responsibility for accrued vacation liability to Hired Employees only to the extent that Seller transfers cash to Purchaser equal to all vacation time accruals for Hired Employees.
          (b) Except for the Assumed Liabilities, and except as otherwise set forth in this Agreement, Purchaser and its Affiliates shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise.
ARTICLE III
PURCHASE PRICE; PAYMENT;
SETTLEMENT; TAX ALLOCATION
     Section 3.1 Purchase Price. The purchase price for the Purchased Assets shall be an amount computed as follows (the “Purchase Price”):
          (a) The aggregate Net Book Value of the Security Deposits as of the close of business on the Closing Date; PLUS
          (b) The product of the Deposit Liabilities included in the Assumed Liabilities multiplied by 0.02, not to exceed one hundred forty million dollars ($140,000,000); PLUS
          (c) The aggregate Net Book Value of the Personal Property as reflected on the general ledger of Seller as of the close of business on the Closing Date; PLUS
          (d) The aggregate Net Book Value of the Real Property on the Closing Date; PLUS
          (e) The aggregate amount of Cash as of the close of business on the Closing Date; PLUS
          (f) The aggregate Net Book Value of the Eligible Securities as of the close of business on the Closing Date, PLUS
          (g) The product of the Net Book Value, adjusted to reflect all reserves or write-downs required by Government Entities, Seller’s independent accountants, or Seller’s own accounting policies, of the Participation Interest determined in accordance with GAAP as of the close of business on the Closing Date multiplied by 0.97, plus Accrued Interest on the outstanding principal balance of such Participation Interest; PLUS
          (h) Fifty million dollars ($50,000,000.00); PLUS

          (i) The Terminated Employee Payments; PLUS
          (j) Eight million dollars ($8,000,000) for the Other Assets.
     Section 3.2 Payment at Closing. On or prior to the second Business Day immediately preceding the Closing Date, Seller shall deliver to Purchaser the Draft Closing Statement. On the Closing Date, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds to such account as the appropriate party shall advise no later than three Business Days prior to the Closing Date (“Payee’s Account”), the amount by which (a) the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the close of business on the fifth Business Day immediately preceding the Closing Date exceeds the Estimated Purchase Price or (b) the amount by which the Estimated Purchase Price exceeds the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the close of business on the fifth Business Day immediately preceding the Closing Date, as the case may be (the “Estimated Payment Amount”).
     Section 3.3 Adjustment of Estimated Payment Amount.
          (a) On or before 12:00 noon on the 30th day following the Closing Date, Seller shall deliver to Purchaser a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof and (ii) the amount of Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser as of the close of business on the Closing Date (the “Closing Statement”). Seller shall make available to Purchaser and/or its representatives such work papers, schedules and other supporting data as may be requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth the amount by which the aggregate balance (including Accrued Interest thereon) of the Deposit Liabilities transferred to Purchaser exceeded the Purchase Price (including all adjustments and prorations thereto) or the Purchase Price exceeded the aggregate balance (including Accrued Interest thereon) of the Deposit Liabilities transferred to Purchaser, as the case may be, in each case calculated as of the close of business on the Closing Date (the “Adjusted Payment Amount”).
          (b) If, within 20 days following the date of receipt of the Closing Statement, Purchaser does not dispute any items contained in the Closing Statement, then the Closing Statement shall be final and binding upon the parties. In the event that Purchaser disputes any items contained in the Closing Statement, such disputes shall be resolved in the following manner:
          (i) Purchaser shall notify Seller in writing (the “Notice of Disagreement”) of such dispute within 20 days after Purchaser’s receipt of the Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Disputed Items”). To the extent that Purchaser provides a Notice of Disagreement within such 20-day period, all items that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder.
          (ii) During the 30-day period following Seller’s receipt of a Notice of Disagreement, Seller and Purchaser shall use commercially reasonable efforts to resolve any Disputed Items. If, at the end of such 30-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, the Closing Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.
          (iii) If, at the end of the 30-day period specified in subsection (b)(ii) above, Purchaser and Seller shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Purchaser and Seller shall promptly refer only those Unresolved Changes to a mutually agreeable internationally recognized independent certified public accounting firm (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes. If Purchaser and Seller fail to agree on a Firm within 30 days after the end of the 30-day period specified in subsection (b)(ii) above, the Firm shall be selected by the American Arbitration Association. The Firm shall issue its written decision as promptly as practicable and in any event within 30 days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties. In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the “Firm Expenses”) shall be paid by Purchaser and Seller based on the percentages which (x) the difference between the Disputed Amount and the Firm Determination bears to (y) the Disputed Amount (with the smaller percentage being paid by the party whose calculation of the Unresolved Changes was nearer in amount to the Firm Determination). For example, if Purchaser’s calculation of the Unresolved Changes is $1,000 and Seller’s calculation of the Unresolved Changes is $2,000 (resulting in a Disputed Amount of $1,000) and the Firm Determination is $1,700, then 70% of the Firm Expenses shall be paid by Purchaser and 30% of the of the Firm Expenses shall be paid by Seller. As used in this subsection (iii), “Disputed Amount” means the difference between Purchaser’s and Seller’s respective calculations of the Unresolved Changes and “Firm Determination” means the amount with respect to the Unresolved Changes determined by the Firm in accordance with this subsection (iii).
          (c) Following the final determination of the Closing Statement, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds to Payee’s Account, an amount equal to the difference between the Adjusted Payment Amount and the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such amount from the Closing Date to, but excluding, the payment date. Any payment pursuant to Section 3.3(c) shall be treated, for all purposes, as an adjustment to the Purchase Price.
     Section 3.4 Allocation of Purchase Price.
          (a) Purchaser shall prepare a proposed allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within sixty days following the Closing Date (“Proposed Allocation Statement”). Seller shall provide to Purchaser in writing within ten days of the receipt of such Proposed Allocation Statement any objections thereto.
          (b) If, within 10 days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties (“Final Allocation Determination”). In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:
          (i) Seller shall notify Purchaser in writing (the “Notice of Allocation Disagreement”) of such dispute within 10 days following Seller’s receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Seller Disputed Items”). To the extent that Seller provides a Notice of Allocation Disagreement within such 10-day period, all items that are not Seller Disputed Items shall be final, binding and conclusive for all purposes hereunder.
          (ii) During the 15-day period following Purchaser’s receipt of a Notice of Allocation Disagreement, Seller and Purchaser shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at the end of such 15-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.
          (iii) If, at the end of the 15-day period specified in subsection (b)(ii) above, Purchaser and Seller shall have failed to reach a written agreement with respect to all or a portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the “Unresolved Allocation Changes”), then Purchaser and Seller shall promptly refer only those Unresolved Allocation Changes to a mutually agreeable Firm to make a determination as to the subject matter of the Unresolved Allocation Changes. If Purchaser and Seller fail to agree on a Firm within 15 days after the end of the 15-day period specified in subsection (b)(ii) above, the Firm shall be selected by the American Arbitration Association. The Firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties and become the Final

Allocation Determination. In the event Unresolved Allocation Changes are submitted to the Firm for resolution as provided herein, the Firm Expenses shall be paid by Purchaser and Seller equally.
          (c) Purchaser and Seller and their Affiliates shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Purchaser all such documents and other information as Purchaser may reasonably request in order to prepare the Proposed Allocation Statement contemplated by Section 3.4(a) above. No party shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such Final Allocation Determination unless required to do so by applicable Law.
     Section 3.5 Proration. Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account and own the Purchased Assets and maintain the Assumed Liabilities (and all rights and obligations associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Purchased Assets and assume the Assumed Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, the items of income and expense set forth at Schedule 3.5 shall be prorated as of the close of business on the Closing Date. Items of proration will be handled as an adjustment to the Purchase Price, unless otherwise agreed by the parties hereto following a Final adverse determination.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date hereof:
     Section 4.1 Organization. Seller is a California state-chartered industrial bank duly organized, validly existing and in good standing under the laws of California. Seller has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (a) reasonably be expected to have a Material Adverse Effect or (b) prevent or materially delay Seller from performing its obligations under this Agreement in all material respects.
     Section 4.2 Authority. Seller has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto, subject to authorization from the Bankruptcy Court, if applicable. This Agreement and any instruments or other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement, and the instruments and documents executed pursuant hereto, constitutes, or when executed will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
     Section 4.3 Non-Contravention. The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller do not and, subject to the receipt of the approvals specified in Section 4.6 hereof, the consummation of the transactions contemplated by this Agreement will not (a) constitute a breach or violation of or default under any of Seller’s organizational documents law, rule, regulation, judgment, order, governmental permit or license of Seller, or to which Seller is subject, which breach, violation or default would have a Material Adverse Effect, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller from performing its obligations under this Agreement in all material respects.
     Section 4.4 Compliance with Law. Except as set forth in Section 4.4 of the Seller Disclosure Schedule, the business and operations of Seller and the Assumed Liabilities and Purchased Assets are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments (collectively, the “Laws”) of all Governmental Entities. Except as set forth in Section 4.4 of the Seller Disclosure Schedule, to the Knowledge of Seller, Seller has not received any written notice of any alleged or threatened claim, violation or liability under any Law of a Governmental Entity in connection with the operation and business of Seller and the Assumed Liabilities and Purchased Assets.
     Section 4.5 Legal Proceedings. Except as set forth in Section 4.5 of the Seller Disclosure Schedule, there are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened, against or affecting Seller or any of the Purchased Assets, Assumed Liabilities, (a) which would reasonably be expected to have a Material Adverse Effect, or (b) which would prevent or materially delay Seller from being able to perform its obligations under this Agreement.
     Section 4.6 Consents and Other Regulatory Matters. Except for (a) the filing of applications, notices or waiver requests, as applicable, by (x) Industrial Bank with the DFI in connection with the organization of Industrial Bank, and the FDIC to obtain deposit insurance and with the DFI and the FDIC for approval to consummate the transactions contemplated by this Agreement, (y) Purchaser with the DFI to acquire control of Industrial Bank, and (z) Seller with the FDIC and DFI in order to consummate the transactions contemplated by this Agreement (together, the “Regulatory Approvals”), (b) if applicable, the filing by FGC of the Chapter 11 Case, the Approval Motion, and any other motions, applications, notices or requests necessary to obtain entry of the Approval Order by the Bankruptcy Court (the “Bankruptcy Court Approval”) and (c) such filings, authorizations, consents or approvals (i) as may be set forth in Section 4.6 of the Seller Disclosure Schedule, or (ii) as would not be reasonably expected to prevent or materially delay Seller from performing its obligations under this Agreement in all material respects, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or any third party are necessary in connection with the execution and delivery by Seller or Seller Parent of this Agreement and the consummation by Seller and Seller Parent of the transactions contemplated hereby.
     Section 4.7 Title to Purchased Assets. Seller is the lawful owner of, or in the case of leased Purchased Assets, has a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens other than Permitted Liens and, subject to the receipt of the consents and approvals set forth and described in Section 4.6 hereof, Seller has the right to sell, convey, transfer, assign and deliver to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets.
     Section 4.8 [Reserved]
     Section 4.9 Real Property.
          (a) Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, Seller does not own, and the Purchased Assets will not include, any ownership interest in real property. Seller hereby discloses that the Real Property is subject to a lease as more specifically described in Section 4.9(a) of the Seller Disclosure Schedule which shall be assumed by Purchaser at Closing.
          (b) A true and complete copy of each agreement pursuant to which Seller leases any real property at which the Branches are located (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) is attached hereto in Section 4.9(b) of the Seller Disclosure Schedule. Each Lease is legal, valid, binding, enforceable and in full force and effect as to Seller, and, to Seller’s Knowledge, no claim has been made by any other party thereto that the Lease to which such party is subject is not enforceable as to such party. Seller is not, and, to Seller’s Knowledge, no other party to any Lease is in material breach or default of its material obligations under any Lease and, to the Knowledge of Seller, no event has occurred and is continuing which, with notice or lapse of time, would reasonably be expected to constitute a material breach or material event of default in any material respect or permit termination, modification, or acceleration of any Lease. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases or require any consent of the applicable lessor. Set forth at Section 4.9(b) of the Seller Disclosure Schedule is a true, correct and complete listing of all security deposits with respect to the Leases (the “Security Deposits”).
          (c) The properties leased pursuant to the Leases (the “Leased Properties”) and the Real Property constitute all of the real estate on which Seller maintains the Branches as of the date of this Agreement. To the Knowledge of Seller, as of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings or sales or other disposition in lieu of condemnation of any kind pending or, to the Knowledge of the Seller, threatened with respect to any Leased Property or the Real Property. To the Knowledge of the Seller, Seller has not received any written notice alleging that the Leased Property or the Real Property is in violation of any applicable Laws or codes in any material respect. To the Knowledge of Seller, the buildings and improvements located on the Leased Property and the Real Property are in all material respects in good operating condition and in a state of good working order, ordinary wear and tear excepted.
     Section 4.10 Personal Property. Seller has good and valid title, free and clear of all Liens, to the Personal Property, with full right and lawful authority to sell and transfer the Personal Property to Purchaser pursuant to the terms of this Agreement. The Personal Property is in good operating condition and repair in all material respects (subject to ordinary wear and tear). All leases pursuant to which Seller leases from others any Personal Property are listed on Section 4.10 of the Seller Disclosure Schedule and are valid, binding and enforceable in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. There is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Seller has not taken adequate steps to prevent such default from occurring). Seller has not received written notice of termination or cancellation under any such lease and has no Knowledge that any such termination or cancellation is threatened.
     Section 4.11 Intellectual Property.
          (a) Set forth at Section 4.11(a) of the Seller Disclosure Schedule is a complete and accurate list of all (i) Transferred IP, (ii) Licensed IP and (iii) Transferred Intellectual Property Licenses. The Transferred IP and Licensed IP, together with the rights of Seller under the Transferred Intellectual Property Licenses, are sufficient for use in connection with the Assumed Liabilities and Purchased Assets. The Transferred IP, Licensed IP and the rights of Seller under the Transferred Intellectual Property Licenses constitute all of the Intellectual Property used in or necessary with respect to the Assumed Liabilities and Purchased Assets and ownership of the Purchased Assets or assumption of the Assumed Liabilities.
          (b) Seller owns, free and clear of any Liens other than Permitted Liens, all rights, title and interest in and to all Transferred IP, Licensed IP and Transferred Intellectual Property Licenses. The Transferred IP, Licensed IP and Transferred Intellectual Property Licenses are valid and subsisting, in full force and effect in all material respects, and have not been canceled, expired or abandoned. Except as set forth at Section 4.11(b) of the Seller Disclosure Schedule, no registration or application with respect to any Transferred IP is subject to any maintenance fees or Taxes or actions falling due, including without limitation, the filing of an affidavit of use, renewal or response to an official action, within ninety (90) days after the Closing.
          (c) To the Knowledge of Seller and Seller Parent, the maintenance of the Assumed Liabilities or ownership of Purchased Assets does not infringe on or otherwise violate the Intellectual Property rights of any Person. To the Knowledge of Seller and Seller Parent, no Person is challenging, infringing on or otherwise violating any right of Seller with respect to any Transferred IP, Licensed IP or Transferred Intellectual Property Licenses or rights under a Transferred Intellectual Property License. To the Knowledge of Seller and Seller Parent, in the four years immediately preceding the date of this Agreement, Seller has not received any written notice of any pending, existing or threatened claim, action or proceeding with respect to any Transferred IP, Licensed IP or Transferred Intellectual Property Licenses and, to the Knowledge of Seller and Seller Parent, no such claim, action or proceeding is pending, existing or threatened, and to the Knowledge of Seller and Seller Parent, no Transferred IP, Licensed IP or Transferred Intellectual Property Licenses, nor any right under a Transferred Intellectual Property License, is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Transferred IP, Licensed IP or right.
          (d) Seller does not license, sell or distribute any Transferred IP, Licensed IP or rights under a Transferred Intellectual Property License to third parties, and to the Knowledge of Seller and Seller Parent, has not engaged in such activities in the past. To the Knowledge of Seller and Seller Parent, Seller and its Affiliates have taken commercially reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Transferred IP, Licensed IP and rights under a Transferred Intellectual Property License and the confidentiality of their confidential information. To the Knowledge of Seller and Seller Parent, no Transferred IP, Licensed IP or Transferred Intellectual Property License is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferred IP or Licensed IP or that would impair the validity or enforceability of such Transferred IP, Licensed IP or Transferred Intellectual Property License in any material respect regarding the ownership of the Purchased Assets or the Assumed Liabilities.
          (e) To the Knowledge of the Seller and Seller Parent, there have not been any failures, errors or breakdowns in the IT Systems used in the servicing and maintenance of the Purchased Assets or the Assumed Liabilities within the past 12 months which have caused any material disruption or interruption with respect to the Purchased Assets or the Assumed Liabilities.
          (f) Each Transferred Intellectual Property License is valid and binding on Seller and, to the Knowledge of Seller and Seller Parent, any other party thereto and is in full force and effect, and will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the required consents to the assignment thereof set forth in Section 4.11(f) of the Seller Disclosure Schedule. To the Knowledge of the Seller and Seller Parent, Seller is in compliance in all material respects with each Transferred Intellectual Property License and, to Seller’s and Seller Parent’s Knowledge, each other party to each Transferred Intellectual Property License is in compliance in all material respects with the applicable Transferred Intellectual Property License. Seller does not know of, nor has it received notice of, any material violation of default under (nor, to the Knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Transferred Intellectual Property License by any other party thereto, nor of any intention of a party to any Transferred Intellectual Property License to cancel, terminate, change the scope of rights under, or fail to renew any Transferred Intellectual Property License. Prior to the date hereof, Seller has made available to Purchaser true and complete copies of all Transferred Intellectual Property Licenses.
     Section 4.12 Employee Benefits.
          (a) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and since January 1, 2002, neither Seller nor Seller Parent nor any of their ERISA Affiliates has maintained, participated in, contributed to or been obligated to contribute to any plan subject to such sections of ERISA or the Code. Neither Seller nor Seller Parent nor any of their ERISA Affiliates has incurred any liability or is expected to incur any liability under Title IV of ERISA, which would reasonably be expected to result in a material liability to Purchaser.
          (b) (i) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Seller and its Subsidiaries and Seller Parent nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Seller and its Subsidiaries and Seller Parent nor any of their respective ERISA Affiliates has incurred any liability with respect to a withdrawal or partial withdrawal from a Multiemployer Plan, which would reasonably be expected to result in a material liability to Purchaser.

          (c) Section 4.12(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of any Employee Benefit Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would reasonably be expected to (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Bank Employee.
          (d) To the extent permitted by applicable Law, Schedule 1.1(i) sets forth the following information with respect to each Bank Employee: employee identification number or other identifier, position or title, classification as exempt or nonexempt, date of hire and total years of service, present salary, date and amount of last salary increase, 2007 bonus and employment status (i.e., permanent or temporary, full-time or part-time and whether active or on a short- or long-term leave of absence).
     Section 4.13 Certain Contracts.
          (a) Section 4.13(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Assumed Contract, indicating those that would require the consent or approval of any Person in order for Seller to assign such Assumed Contract.
          (b) Each Assumed Contract is valid and binding on Seller and, to the Knowledge of Seller, any other party thereto and is in full force and effect (except to the extent that any Assumed Contract expires in accordance with its terms). Seller is not in material breach or default under any Assumed Contract. To the Knowledge of Seller, no other party to any Assumed Contract is in violation or default in any material respect thereunder (nor, to the Knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default thereunder). Prior to the date hereof, Seller has made available to Purchaser true and complete copies of all Assumed Contracts.
     Section 4.14 Environmental Matters. To the Knowledge of the Seller and Seller Parent, (i) all Leased Properties and Real Property are, and have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) there is no investigation, suit, claim, action, arbitration or proceeding relating to or arising under Environmental Laws that is pending or threatened in writing against or affecting the Leased Properties or Real Property. To the Knowledge of the Seller and Seller Parent, Seller has made available to Purchaser correct and complete copies of all existing environmental assessments, reviews, audits and similar reports and all material written information pertaining to actual or potential Environmental Liabilities relating to the Assumed Liabilities or the Purchased Assets. To the Knowledge of Seller and Seller Parent, in all material respects, there have been no Releases in, on, from, under, or affecting any of the Leased Properties or Real Property, other than in compliance with law.
     Section 4.15 Deposit Liabilities. The Deposit Liabilities have been originated and administered in accordance with the terms of the respective governing documents and all Laws in all material respects. The deposit agreements and other documents relating to the Deposit Liabilities to be delivered to Purchaser will be all such documents in Seller’s possession or reasonably available to Seller at the Closing that are necessary to establish the amounts or other terms of the Deposit Liabilities or that evidence the Deposit Liabilities. The Deposit Liabilities are insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all premiums and assessments and to the Knowledge of the Seller and Seller Parent has filed all reports required to be filed by it with respect thereto with the FDIC, the DFI or any other applicable bank regulatory or Governmental Entity.
     Section 4.16 Bulk Sales Laws. Seller is not required to comply with any bulk sales laws or regulations relating to transfers governed by Article 6 of the UCC or any other Laws relating to bulk transfers in connection with the consummation of any of the transactions contemplated hereby.
     Section 4.17 Taxes. Except as set forth in Section 4.17 of the Seller Disclosure Schedule, (a) all Tax Returns required to be filed by or with respect to the Purchased Assets and the Assumed Liabilities have been timely filed and all such Tax Returns are to the Knowledge of the Seller and Seller Parent true, correct and complete in all material respects; (b) all material Taxes shown on such Tax Returns have been timely paid; (c) to the Knowledge of the Seller and Seller Parent, no material adjustment relating to such Tax Returns has been proposed in writing by any Governmental Entity; (d) there are no material Tax liens on any of the Purchased Assets (except for liens for

Taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (e) Seller has not received any notice in writing from any jurisdiction where Seller does not currently file Tax Returns to the effect that such filings may be required with respect to the Assumed Liabilities or the Purchased Assets or that the Assumed Liabilities or the Purchased Assets may otherwise be subject to taxation by such jurisdiction; (f) Seller has not received any written notice indicating that a Taxing authority intends to conduct or is conducting a Tax audit or review; (g) Seller is not engaged in any activity that requires Seller to hold a sales tax seller’s permit; and (h) Seller has not sold tangible Personal Property on more than one occasion during the twelve-month period ending on the Closing Date.
     Section 4.18 Participation Interest. Seller is and, as of the Closing Date, will be the owner of the Participation Interest, free and clear of all Liens except for Permitted Liens. Except as contemplated hereby, Seller has not sold, transferred, hypothecated or otherwise disposed of all or any portion of the Participation Interest. Seller acquired the Participation Interest for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The principal balance of the Participation Interest as shown on Seller’s books and records is true and correct as of the last date shown thereon. Pursuant to the terms of the instrument, Seller has the full right to assign the Participation Interest. A true and complete copy of each document relating to the Participation Interest, including, without limitation, any notices delivered to Seller under the Participation Agreement, has heretofore been delivered to Purchaser. There is no default existing, or to the Knowledge of Seller, threatened by iStar FM Loans LLC of its obligations related to the Participation Interest and all amounts due in accordance with the Participation Interest have been duly paid and received by Seller.
     Section 4.19 Eligible Securities. Seller has and, as of the Closing Date, will have good, valid and marketable title to the Eligible Securities free and clear of all Liens, except as set forth in Section 4.19 of the Seller Disclosure Schedule. Except as contemplated hereby, Seller has not sold, transferred, hypothecated or otherwise disposed of all or any portion of the Eligible Securities. Seller has the full right to sell the Eligible Securities to Purchaser hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT
     Seller Parent represents and warrants to Purchaser as follows, subject to the exceptions disclosed in writing in the Seller Parent Disclosure Schedule and delivered as of the date hereof:
     Section 5.1 Organization. FGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and FGCC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller Parent has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (a) reasonably be expected to have a Material Adverse Effect or (b) prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.
     Section 5.2 Authority. Seller Parent has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto, subject to authorization from the Bankruptcy Court, if applicable. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller Parent, and this Agreement constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 5.3 Non-Contravention. The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller Parent do not and, subject to the receipt of the approvals specified in Section 4.6 hereof, the consummation of the transactions contemplated by this Agreement will not (a) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Seller Parent, or to which Seller Parent is subject, which breach, violation or default would have a Material Adverse Effect, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Parent is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.
     Section 5.4 Legal Proceedings. Except as set forth in Section 5.4 of the Seller Parent Disclosure Schedule, there are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller Parent, threatened, against or affecting Seller Parent, which would prevent or materially delay Seller Parent from being able to perform its obligations under this Agreement in all material respects.
     Section 5.5 Consents and Other Regulatory Matters. Except for (a) the Regulatory Approvals, (b) if applicable, the Bankruptcy Court Approval and (c) such filings, authorizations, consents or approvals (i) as may be set forth in Section 5.5 of the Seller Parent Disclosure Schedule, or (ii) as would not be reasonably expected to prevent or materially delay Seller from performing its obligations under this Agreement in all material respects, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Seller or Seller Parent of this Agreement and the consummation by Seller and Seller Parent of the transactions contemplated hereby.
     Section 5.6 Ownership of Seller Stock. FGCC owns directly and FGC owns indirectly all the issued and outstanding capital stock of Seller, free of all encumbrances and liens.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller and Seller Parent as follows, subject to the exceptions disclosed in writing in the Purchaser Disclosure Schedule and delivered as of the date hereof:
     Section 6.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing, Industrial Bank will be a California state-chartered industrial bank duly organized, validly existing and in good standing under the laws of California, and shall have all power and authority to own or lease the Purchased Assets and assume the Assumed Liabilities, and shall be duly licensed or qualified to do business in each jurisdiction in which the character or location of the Purchased Assets and the Assumed Liabilities makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not prevent or materially delay Industrial Bank from performing its obligations under this Agreement in all material respects.
     Section 6.2 Authority. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 6.3 Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals and, if applicable, Approvals, and, if applicable, Bankruptcy Court Approval, and such filings, authorizations or approvals as may be set forth in Section 6.5 of the Purchaser Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would have a Material Adverse Effect, or (b) a breach or violation of or a default under the organizational documents of Purchaser or any material contract to which Purchaser is a party or by which it is bound which breach, violation or default would prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.
     Section 6.4 Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending as of the date of the Agreement or, to the Knowledge of Purchaser, threatened as of the date of the Agreement, against or affecting Purchaser, which would prevent or materially delay Purchaser from being able to perform its obligations under this Agreement in all material respects.
     Section 6.5 Consents and Other Regulatory Matters. Except for (a) the Regulatory Approvals, (b) if applicable, the Bankruptcy Court Approval and (c) such filings, authorizations, consents or approvals (i) as may be set forth in Section 6.5 of the Purchaser Disclosure Schedule, or (ii) as would not be reasonably expected to prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby.
     Section 6.6 Governmental Notices; Regulatory Matters. Neither Purchaser nor any of its Subsidiaries has received any notice from, or had any discussions with, any federal, state, or other Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no threatened or pending actions, proceedings or allegations by any Person or Governmental Entity or any other facts known to Purchaser relating to it that would reasonably be expected to have an adverse effect on the ability of the parties to promptly obtain all Regulatory Approvals for, or to perform its obligations under, this Agreement.
     Section 6.7 Capital Available. Purchaser has sufficient capital to perform its obligations hereunder and under any of the other documents executed in connection herewith.
ARTICLE VII
CONDUCT OF BUSINESS PRIOR TO CLOSING
     Section 7.1 Conduct of Business Prior to Closing.
          (a) From the date hereof through the Closing Date, Seller and Seller Parent shall, except as consented to by Purchaser in writing, as required by the Cease and Desist Orders, the Directive, the filing of the Chapter 11 Case, if applicable, or as otherwise required by any Governmental Entity or by this Agreement, use commercially reasonable efforts to (i) maintain the Assumed Liabilities and the Purchase Assets in the usual, regular and ordinary course consistent with past practice, and (b) maintain and preserve intact its relationships generally with third party vendors relating to Assumed Contracts and Customers relating to the Purchased Assets and Assumed Liabilities.
          (b) From the date hereof through the Closing, except as consented to by Purchaser in writing, as required by the Cease and Desist Orders, the Directive, the filing of the Chapter 11 Case, any Governmental Entity or as otherwise required by this Agreement, Seller and Seller Parent shall:

               (i) take no action which, or omit to take an act which if not taken, would reasonably be expected to adversely affect the ability of any party hereto to obtain any Regulatory Approvals and, if applicable, Bankruptcy Court Approval or other consent or approval hereunder or to perform its covenants and agreements under this Agreement,
               (ii) pay interest on the Deposit Liabilities at rates which are determined in the ordinary course of business and consistent with general economic and competitive conditions in Seller’s market area,
               (iii) not sell, assign or transfer any Deposit Liabilities to any other Person or entity,
               (iv) except as set forth in Section 7.1(b)(iv) of the Seller Disclosure Schedule, not enter into, renew, modify, amend, terminate or extend any Assumed Contracts (other than an expiring Lease for a Branch),
               (v) not sell, transfer, replace or dispose of any Personal Property, except in the ordinary course of business, consistent with past practice,
               (vi) not sell, transfer, assign or otherwise encumber any of the Purchased Assets other than the Eligible Securities,
               (vii) not close, sell, consolidate, relocate or materially alter any of the Branches,
               (viii) not release, compromise or waive any material claim or right that is part of the Purchased Assets,
               (ix) except as set forth on Section 7.1(b)(ix) of the Seller Disclosure Schedule, not enter into or materially modify any contract, agreement, commitment or arrangement providing for the payment to any Bank Employee of compensation or benefits in a manner intended to increase the compensation or benefits paid thereunder, other than increases in pay in the ordinary course of business consistent with past practice,
               (x) except as set forth on Section 7.1(b)(x) of the Seller Disclosure Schedule, not terminate any Bank Employee, except in the ordinary course of business in accordance with existing personnel policies and practices,
               (xi) not promote, transfer or reassign any Bank Employee, other than in the ordinary course of business, and
               (xii) not agree or commit to do any of the foregoing, other than in the ordinary course of business.
          (c) On or before the expiration date of any Lease, Seller shall exercise the renewal option set forth in such Lease on the terms and for the period set forth in such renewal option or, if the Lease has no renewal option, use commercially reasonable efforts to renew the Lease and shall consult with Purchaser as to the proposed terms of such renewal.
          (d) Seller agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Purchaser and Purchaser’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of Seller, in each instance which is directly related to the Assumed Liabilities and the Purchased Assets and will provide such other information concerning the Purchased Assets, Assumed Liabilities and Bank Employees as Purchaser may reasonably request.

ARTICLE VIII
OTHER AGREEMENTS
     Section 8.1 Formation of Industrial Bank and Other Regulatory Matters.
          (a) The parties acknowledge and agree that Purchaser will need to organize an industrial bank under the laws of the State of California (“Industrial Bank”) to consummate the transactions contemplated hereby. Promptly following the execution of this Agreement, Purchaser shall use commercially reasonable best efforts to organize Industrial Bank. The parties further acknowledge and agree that, upon formation, Purchaser shall cause Industrial Bank to enter into this Agreement and upon entering into this Agreement, the term “Purchaser” as used herein shall refer to both Purchaser and Industrial Bank, except as it relates to Purchaser’s representations and warranties or as expressly otherwise set forth herein. Promptly following the organization of Industrial Bank, Purchaser shall cause (i) the Board of Directors of Industrial Bank to adopt and approve this Agreement, (ii) Industrial Bank to execute and deliver to Seller and Seller Parent a counterpart signature page to this Agreement, and (iii) Industrial Bank to assume Purchaser’s rights and obligations hereunder.
          (b) Each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals and, if applicable, Bankruptcy Court Approval as promptly as practicable, including promptly agreeing to take and taking any other actions required by any Governmental Entity with respect to any Regulatory Approval to the extent necessary to consummate the transactions contemplated hereby as promptly as practicable, except Purchaser need not take any action that would give rise to the Purchaser’s right to terminate this Agreement pursuant to Section 11.1(f) hereof. The parties will prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties shall cooperate with each other to effect the foregoing. The parties shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such party which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.
          (c) The parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Regulatory Approval or other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
     Section 8.2 [Reserved]
     Section 8.3 Further Assurances. From time to time after the Closing, without further consideration, each party shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the other party (or its Affiliates) may reasonably request in order to consummate the transactions contemplated hereby. Such assistance may include, but shall not be limited to, assistance with the transition to Purchaser of the Assumed Liabilities and Purchased Assets and Seller’s and Seller Parent’s relationships with vendors and Customers. Without limiting the foregoing, Seller agrees to execute and file such financing statements, amendments, cancellation statements, continuation statements, certificates and other documents, instruments and filings, pursuant to the UCC and otherwise (collectively, “Instruments”), as Purchaser may reasonably request at any time and from time to time from and after the Closing Date to reflect and/or to give effect to Purchaser’s replacement of Seller as secured party, lender, agent, owner, lessee, licensee or other capacity in connection with any Purchased Asset, Assumed Liability, or other matter as a result of the consummation of the transactions contemplated by this Agreement, and Seller hereby consents to the filing and/or recordation of any such Instruments in all public offices wherever Purchaser deems filing or recordation to be necessary or desirable. Seller hereby further grants to Purchaser the right, at Purchaser’s option, to file and/or record any and all such Instruments, without Seller’s signature, and hereby irrevocably appoints Purchaser as Seller’s attorney-in-fact (which appointment is coupled with an interest) to execute any such Instrument in Seller’s name.
     Section 8.4 Employees.
          (a) Purchaser shall make a written offer of employment to each Bank Employee selected by Purchaser to be an employee following the Closing Date. Each offer of employment shall be effective on the Closing Date, each such offer to include compensation and benefits which are comparable to the compensation and benefits provided by Seller as of immediately prior to the Closing. No later than 30 days following the date of this Agreement, (i) Purchaser shall communicate the offers of employment consistent with the terms of this Section 8.4 to those Bank Employees to whom it determines to extend an offer and (ii) Purchaser shall provide Seller with a written list of those Bank Employees to whom Purchaser will make an offer of employment and Seller, in accordance with Section 8.4(f) hereof, shall take such action as is necessary to terminate the Bank Employees not included on such list or transfer their employment within Seller and its Affiliates, in both cases effective as of the Closing Date. Each Bank Employee who accepts Purchaser’s offer of employment shall be a “Hired Employee” for purposes of this Agreement, effective upon the Closing Date. Each Hired Employee shall be an “at will” employee of Purchaser. Seller shall provide to Purchaser no later than 7 days prior to the Closing Date a list of Bank Employees who Purchaser has not offered employment and who Seller has not transferred to other positions within Seller or Seller’s Affiliates and all such Bank Employees shall be treated hereunder as terminated employees (“Terminated Employees”). Nothing in this Agreement shall give a Bank Employee any rights to claim status as a third party beneficiary of this Agreement.
          (b) Seller shall use its commercially reasonable efforts to make Bank Employees available to Purchaser, and Seller hereby authorizes Purchaser to enter into discussions with Bank Employees regarding employment with Purchaser after the execution of this Purchase Agreement. Seller and Seller Parent shall not engage in any activity intended to discourage any Bank Employee from accepting an offer of employment from Purchaser.
          (c) Except as otherwise required by applicable Law to be paid to the Hired Employees as of the Closing Date, on and after the Closing Date and for purposes of eligibility, vesting, and severance benefits under any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice offered by Purchaser, each Hired Employee shall receive full credit from Purchaser for all prior service properly credited under a comparable plan or arrangement of Seller. Purchaser shall not be required to credit any Hired Employee with prior service for purposes of benefit accrual or contributions under any pension plan, profit sharing plan, savings or 401(k) plan.
          (d) Effective as of the date they become Hired Employees, each Hired Employee shall cease to be covered by Employee Benefit Plans of Seller and all other benefit and compensation plans of Seller. Seller’s Employee Benefit Plans shall retain responsibility for all Employee Benefit Plan claims incurred by Bank Employees prior to the date they become Hired Employees. The Employee Benefit Plans of Purchaser shall assume responsibility for payment of all Employee Benefit Plan benefit claims for amounts incurred by Hired Employees on or after the Closing Date that are covered by Purchaser’s Employee Benefit Plans. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Employee becomes disabled.
          (e) Purchaser agrees to use commercially reasonable efforts to the extent permitted by its Employee Benefit Plans to (i) provide coverage for Hired Employees under its medical and dental benefit plans, effective on the Closing Date, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) cause such plans to honor any expenses incurred by the Hired Employees and their beneficiaries under similar plans of the Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. As soon as practicable following the Closing Date, Seller shall provide a schedule of the information reasonably necessary to make such determination which may be conclusively relied upon by Purchaser in performing its obligations under this Section 8.4(e).
          (f) Terminated Employees who are not officers of Seller will each receive from Seller at or promptly following the Closing Date a severance payment equal to one week of base pay for each full year of service with Seller, as applicable, subject to a minimum of two weeks and a maximum of fifty-two weeks of base pay. Terminated Employees who are officers of Seller will each receive from Seller a severance payment equal to four weeks of base pay for each full year of service with Seller, as applicable, subject to a minimum of four weeks and a maximum of fifty two weeks of base pay. Purchaser agrees to pay and deliver to Seller at Closing the aggregate dollar amount of all severance payments required to be made to Terminated Employees as provided in this Section 8.4(f) (“Terminated Employee Payments”).
          (g) For a period of 90 days after the Closing Date, Purchaser shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Purchaser which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act.
     Section 8.5 Covenant Not to Compete. Seller and Seller Parent hereby agree on behalf of itself and each of its Affiliates that, for a period of two years following the Closing Date, neither Seller Parent nor any of its Affiliates shall solicit or accept deposits from any Customers (as of the Closing Date) except, in each case, as may occur in connection with advertising or solicitations of any banking business to the public generally.
     Section 8.6 Non-Solicitation of Hired Employees. Seller and Seller Parent hereby agree that during the one year period following the Closing Date neither they, nor any of their Affiliates, directors or senior or executive officers, will, without Purchaser’s prior written consent, solicit for employment, induce to terminate employment with Purchaser (including any Subsidiary or Affiliate of Purchaser) or otherwise interfere with Purchaser’s (including any Subsidiary or Affiliate of Purchaser) employment relationship with any Hired Employee. The foregoing sentence shall not prohibit (a) solicitations through advertisements and other customary employment marketing practices which are not targeted to any of the Hired Employees or (b) prohibit Seller, Seller Parent or any of their Affiliates from employing or retaining as an independent contractor or consultant any Hired Employee to the extent that such actions are not in violation of this provision.
     Section 8.7 Confidentiality. The parties agree that the confidentiality provisions of the Confidentiality Agreement shall survive the execution and delivery of this Agreement, any termination of this Agreement and the consummation of the transactions contemplated by this Agreement and shall be binding on the parties hereto and their Affiliates. Without limiting the foregoing, after the Closing, all of the nonpublic information relating to the Purchased Assets and the Assumed Liabilities shall be treated as confidential information of Purchaser for purposes of Seller and Seller Parent’s obligations under the Confidentiality Agreement.
     Section 8.8 Access to Books and Records Generally. For a period of six years from the Closing Date, subject to applicable Law, each party shall have commercially reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for Tax or accounting purposes; provided that in the event that as of the end of such period, any Tax year of Seller is under examination by any Taxing authority, Seller shall inform Purchaser in writing of the audit and such books and records shall be maintained by Purchaser until a final determination of the Tax liability of Seller for that year has been made. If such copies or extracts require use of a party’s equipment or the Branches, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses.
     Section 8.9 Advice of Changes. Prior to the Closing Date, each of the parties hereto shall promptly advise the other parties of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein; provided however, that if any such disclosure is otherwise prohibited by any confidentiality obligations to which such party is bound, such party shall promptly so advise the other parties of such confidentiality obligations (which notice shall be accompanied by a copy of the relevant restrictions), and such party shall not be required to make such disclosure unless and until the party to receive such information shall have agreed in writing to keep such information confidential in accordance with the same restrictions as apply to the party that is bound by such confidentiality obligations. In connection with the foregoing, prior to the Closing Date, Seller or Seller Parent, as the case may be, will notify Purchaser promptly of any material problems or material adverse developments with respect to the Purchased Assets, the Assumed Liabilities, of which it is or becomes aware.
     Section 8.10 Consents.
          (a) As soon as practicable following the date hereof, each of the parties hereto will use its commercially reasonable efforts to obtain any consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby. Without limiting the foregoing, as soon as reasonably practicable following the date hereof, Seller shall (x) provide all notices to landlords or third parties as required pursuant to the terms of, or as otherwise required by, any of the Leases, (y) with respect to the Leases, use commercially reasonable efforts to obtain such landlord estoppel certificates as may be reasonably requested by Purchaser in form and substance reasonably acceptable to Purchaser, and (z) with respect to any of the Leases for which the applicable Leased Property is subject to an existing mortgage, deed of trust or ground lease, use commercially reasonable efforts to obtain any non-disturbance agreements as may be reasonably requested by Purchaser and in form and substance reasonably acceptable to Purchaser. Purchaser shall use commercially reasonable efforts to cooperate with Seller in connection with the foregoing. All consent, assignment, transfer, assumption, processing, administration and other fees and charges or other consideration, however designated, that are payable in connection with the assignment of all of Seller’s right, title and interest in, to, under or in respect of the Purchased Assets or Assumed Liabilities (collectively, “Consent Fees”) shall be promptly paid by, and shall be the sole responsibility of, Seller. Notwithstanding the foregoing, Seller and Purchaser shall each pay one-half of the sum of any fees paid in order to obtain any consent or waiver from any landlord or any other third party under any of the Leases.
          (b) If the consent, approval or authorization necessary or desirable to preserve for Purchaser any right or benefit under any Assumed Contract, Lease or Transferred Intellectual Property License is not or cannot be obtained at or prior to the Closing, such Assumed Contract, Lease or Transferred Intellectual Property License shall not be assigned at the Closing and Seller will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as reasonably practicable. If such consent, approval or authorization is not or cannot be obtained, Seller shall use all commercially reasonable efforts to take all steps necessary to provide Purchaser with the rights and benefits of the affected Assumed Contract, Lease or Transferred Intellectual Property License for the term of such Assumed Contract, Lease or Transferred Intellectual Property License, and, if Seller provides such rights and benefits, Purchaser shall assume the applicable obligations and burdens thereunder.
     Section 8.11 Communications with Customers. No later than 15 Business Days prior to the Closing Date, or such shorter time period as the parties may mutually agree, Seller, Seller Parent and Purchaser shall send a joint statement announcing the transactions contemplated hereby to each Customer, obligor, agent and, where applicable, lender. The form and content of each such statement shall be subject to the reasonable approval of all parties and the cost of printing and mailing such statement shall be borne equally by the parties. Thereafter, Purchaser shall be entitled to provide at its own expense such notices or communications to such Customers, obligors, agents and/or lenders as it deems appropriate or as may be required; provided, that the text of any such notice or communication and the timing of any such notice or communication which is provided prior to the Closing Date shall be approved in advance by Seller, which approval shall not be unreasonably withheld or delayed.
     Section 8.12 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller, Seller Parent nor any of their Affiliates shall take any action to, directly or indirectly, encourage, initiate, or otherwise engage in discussions or negotiations with, or provide any non-public information to, any Person other than Purchaser and its Affiliates and representatives concerning the sale of the Purchased Assets (other than sales of the Eligible Securities) and assignment of the Assumed Liabilities other than the transactions contemplated hereby. Seller and Seller Parent will promptly communicate to Purchaser the terms of any proposal or inquiry that they or any of their Affiliates or representatives may receive in respect of any such transaction other than the transactions contemplated hereby, or of any such negotiations or discussions being sought to be initiated with Seller, Seller Parent or any of their Affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation. Notwithstanding the foregoing, Seller Parent or Seller, as the case may be, may engage in discussions or negotiations with, or provide non-public information to, any Person who has proposed in writing, the acquisition, directly or indirectly, of Seller Parent or Seller, provided the board of directors of Seller Parent or Seller, as the case may be, has determined in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the fiduciary duties under applicable law of the board of directors of the Seller Parent or Seller.
     Section 8.13 Stockholder Consent. FGC shall attempt to prepare as promptly as possible a proxy and file it with the U.S. Securities and Exchange Commission. FGC agrees to use its best efforts to take, in accordance with applicable law and its charter and bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by its stockholders for consummation of the transactions contemplated hereby (including any adjournment or postponement of the meeting). Except with the prior written approval of Purchaser, no other matters shall be submitted for the approval of FGC’s stockholders at the meeting. The Board of Directors of FGC shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders. The parties hereto acknowledge that FGC shall proceed with the Chapter 11 Case to the extent that the stockholders of FGC fail to approve this Agreement and the transactions contemplated thereby or otherwise if the FGC Board of Directors, in its good faith determination, concludes that such action is in the best interests of its constituencies. In the event that FGC has not been able to take the actions necessary to convene a special meeting of its stockholders not later than three days following Regulatory Approval, or if the FGC Board of Directors otherwise determines that proceeding with the Chapter 11 Case on an accelerated basis is in the best interest of the constituencies of FGC on a consolidated basis, then FGC shall proceed in a reasonably prompt manner with the Chapter 11 Case, shall consult with Purchaser in advance of commencing the Chapter 11 Case and shall cooperate with Purchaser to seek all required approvals of the Bankruptcy Court to consummate the transactions contemplated herein at the earliest possible date following commencement of the Chapter 11 Case.
     Section 8.14 CapitalSource Inc. Guarantee. CapitalSource Inc. hereby joins this Agreement solely for the purpose of guaranteeing the obligations of Industrial Bank under the assignment of the Participation Interest hereunder. This guaranty is limited to those obligations of Industrial Bank as assignee set forth in the Participation Interest and shall be enforceable solely by iStar FM Loans LLC. Solely for the purposes of this Section 8.14, iStar FM Loans LLC shall be a third party beneficiary of the guarantee by CapitalSource Inc. hereunder.
     Section 8.15 Transition Services Agreement. If prior to Closing, Purchaser desires to engage Seller to provide Purchaser with certain transition support services post-Closing of the transaction contemplated hereunder, Purchaser and Seller agree to work in good faith to document the particulars of such an arrangement in a Transition Services Agreement (“Transition Services Agreement”) which, to the extent agreed upon, would be entered into in connection with the Closing.
ARTICLE IX
CONDITIONS TO CLOSING
     Section 9.1 Conditions to Each Party’s Obligations. The obligation of each party to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing Date of the following conditions:
          (a) The Regulatory Approvals and, if applicable, Bankruptcy Court Approval, shall have been received and all waiting periods shall have expired or been terminated.
          (b) No court, Governmental Entity or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby.
          (c) All loan documents required by the Commitment Letter dated the date hereof between CapitalSource Finance LLC and Seller shall have been duly entered into.
          (d) If applicable, the Bankruptcy Court shall have entered the Approval Order, and the Approval Order shall be a Final Order.
     Section 9.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by Purchaser in writing):
          (a) The representations and warranties of:
          (i) (A) Seller set forth in Sections 4.1, 4.2, 4.3, 4.10, 4.11 and 4.18 and (B) Seller Parent set forth in Sections 5.1, 5.2, 5.3 and 5.6 shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and
          (ii) (A) Seller set forth in all other sections in Article IV not referenced in Section 9.2(a)(i) above and (B) Seller Parent set forth in Sections 5.4 and 5.5 shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.
          (b) Seller and Seller Parent shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.
          (c) Seller shall have delivered the Estimated Payment Amount to Purchaser, if applicable.
          (d) The following documents shall have been executed by Seller (and Seller Parent where applicable) and delivered to Purchaser at or prior to the Closing:
          (i) a bill of sale for the Purchased Assets in substantially the form attached as Exhibit C hereto (the “Bill of Sale”);
          (ii) a Transition Services Agreement to the extent that Purchaser has requested and Purchaser and Seller have negotiated such an agreement;
          (iii) the Assignment of Intellectual Property;
          (iv) the Intellectual Property License Agreement;
          (v) the grant deed for the Real Property;
          (vi) an assignment of the equity interest in any limited liability company that holds real estate foreclosed pursuant to the Participation Interest;
          (vii) an assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form attached as Exhibit D hereto (the “Assignment and Assumption Agreement”);

          (viii) a certificate or certificates signed by an authorized officer of each of Seller and an authorized officer or trustee, if applicable in connection with any Chapter 11 Case, of FGC, to the effect that each of the conditions specified above in Sections 9.2(a) and (b) are satisfied in all respects;
          (ix) A transfer supplement in the form of Exhibit D to the Participation Interest;
          (x) An assignment of each Lease in a form acceptable to Purchaser; and
          (xi) An assignment of each Assumed Contract in a form acceptable to Purchaser.
          (e) Purchaser shall have received certified resolutions of Seller’s and Seller Parent’s Boards of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall have received the approval of this Agreement by FGC’s stockholders unless FGC has filed a Chapter 11 Case.
          (f) The aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the close of business on the Closing Date shall be not less than the Net Book Value, as adjusted in accordance with Section 3.1(g) hereof, of the Participation Interest.
          (g) No Material Adverse Effect shall have occurred since the date of this Agreement.
          (h) Seller shall have delivered to Purchaser the Draft Closing Statement.
          (i) Seller and Seller Parent shall have delivered any other document or instrument reasonably requested by Purchaser to complete the transactions contemplated by this Agreement.
     Section 9.3 Conditions to Seller’s and Seller Parent’s Obligations. The obligations of Seller and Seller Parent to consummate the transactions contemplated hereby are subject to satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by Seller and Seller Parent in writing):
          (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
          (b) Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Purchaser shall have delivered the Estimated Payment Amount to Seller, if applicable.
          (d) The following documents shall have been executed by Purchaser and delivered to Seller and Seller Parent at or prior to the Closing:
               (i) the Bill of Sale;
               (ii) a Transition Services Agreement to the extent that Purchaser has requested and Purchaser and Seller have negotiated such an agreement;
               (iii) the Assignment of Intellectual Property;
               (iv) the Intellectual Property License Agreement;
               (v) the Assignment and Assumption Agreement; and
               (vi) a certificate or certificates signed by an authorized officer of Purchaser to the effect that each of the conditions specified above in Sections 9.3(a) and (b) are satisfied in all respects.

          (e) Purchaser shall have delivered any other document or instrument reasonably requested by Seller or Seller Parent to complete the transactions contemplated by this Agreement.
ARTICLE X
TAXES
     Section 10.1 Sales, Transfer and Use Taxes. Except as otherwise provided in this Agreement, any sales, use, real estate, property, filing, recordation, or similar Taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be shared evenly by Seller and Purchaser. Purchaser and Seller will cooperate in the preparation of any filings or returns.
     Section 10.2 Information Reports.
          (a) Seller will report to applicable taxing authorities and holders of Deposit Liability accounts transferred on the Closing Date, with respect to all periods through the close of business on the Closing Date, all interest credited, withheld from and any early withdrawal penalties imposed upon the Deposit Liability accounts and Purchaser will report to the applicable taxing authorities and holders of Deposit Liability accounts, with respect to all periods commencing after the Closing Date, all such interest credited to, withheld from, and early withdrawal penalties imposed upon, such Deposit Liability accounts. Seller will continue backup withholding and remittance through the close of business on the Closing Date. Any amounts required by any Governmental Entities to be withheld from any of the Deposit Liability accounts through the close of business on the Closing Date will be withheld by Seller in accordance with applicable Law or appropriate notice from any Governmental Entity and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable Law or the appropriate notice from any Governmental Entity and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
          (b) Unless otherwise agreed by the parties, Purchaser shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for all periods through the close of business on the Closing Date with respect to the Deposit Liability accounts, and Purchaser shall be responsible for delivery to payees all such notices required to be delivered for all periods following the Closing Date with respect to the Deposit Liability accounts. Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall take such actions as are necessary) to permit Purchaser to timely deliver notices required to be delivered after the Closing Date.
ARTICLE XI
TERMINATION
     Section 11.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing upon the occurrence of any of the following:
          (a) by mutual written consent of Purchaser, Seller and Seller Parent, duly authorized by the boards of directors of Purchaser, Seller and Seller Parent; or
          (b) by Purchaser, Seller or Seller Parent if the Closing has not occurred by July 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or
          (c) by Purchaser, Seller or Seller Parent immediately upon receipt of notice that any Regulatory Approval has been denied by a Final order or by Purchaser if Purchaser has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; or

          (d) by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller or Seller Parent contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(a) hereof cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller or Seller Parent hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Seller or Seller Parent within 30 days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; or
          (e) by Seller or Seller Parent, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.3(a) hereof cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Purchaser hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Purchaser within 30 days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; or
          (f) by Purchaser if, except in respect of Consistent Conditions, the Regulatory Approvals and, if applicable, the Bankruptcy Court Approval, shall contain or require, as a condition to the granting thereof, (i) any material modification to any term of this Agreement or the transactions contemplated hereby, or (ii) any material divestiture of any of the Deposit Liabilities, the Purchased Assets or any other assets of Purchaser, or (iii) any non-customary restriction on the operation of the Purchased Assets and Assumed Liabilities by Purchaser or Purchaser’s Affiliates following the Closing Date in each case that individually or in the aggregate materially reduces the benefits of this transaction to such a degree that had such conditions, requirements or restrictions been known at the date hereof, Purchaser would not have entered into this Agreement.
     Section 11.2 Effect of Termination.
          (a) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to this Article XI, no party to this Agreement will have any liability or further obligation to any other party to this Agreement, except (i) for obligations arising under Section 8.7 and Section 11.2(b), and (ii) that termination will not relieve a breaching party from liability for any intentional breach of this Agreement giving rise to such termination.
          (b) In the event that this Agreement is terminated by Seller, Seller Parent, or Purchaser pursuant to Section 11.1(c) hereof, then within 2 business days following notice of such termination, Purchaser shall pay to Seller five million dollars ($5,000,000) by wire transfer in immediately available funds in recognition of the efforts, expenses and other opportunities foregone by Seller. This payment shall be the sole and exclusive remedy available to Seller for termination pursuant to Section 11.1(c).
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Bingham McCutchen L.L.P., 3 Embarcadero Center, San Francisco, California at 10:00 a.m. Pacific Time, to be effective as of the close of business on that date, as soon as practicable following the first date on which all of the conditions to Closing set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver or such conditions), or at such other place or at such other time or on such other date as the parties may mutually agree in writing (the “Closing Date”).
     Section 12.2 Survival of Representations and Warranties etc... Except for those covenants and agreements expressly to be carried out after the Closing Date, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing. The parties to this Agreement acknowledge that their respective representations and warranties in Article IV, Article V and Article VI are being made in order to induce the execution of this Agreement and the Closing of the transactions contemplated herein. The parties understand that representations and warranties in this Agreement are being made by such party’s authorized executive officers and their designees after reasonable investigation of the subject matter thereof.
     Section 12.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     Section 12.4 Non-Assignability. Except as specifically contemplated hereby, neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the written consent of the other parties. This Agreement shall be binding on each party and its respective successors and permitted assigns.
     Section 12.5 Entire Agreement, Modifications, Waivers. The Confidentiality Agreement, this Agreement and the documents executed and delivered as contemplated hereby constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith. No modification of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any provision hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.
     Section 12.6 Expenses. Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, all regulatory fees, attorney’s fees, accounting fees and other expenses.
     Section 12.7 Bulk Transfer Laws. Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws.
     Section 12.8 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered personally, by registered or certified mail (return receipt requested), by an express courier (with confirmation) or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          If to Seller, to:
Fremont Investment & Loan
2727 East Imperial Highway
Brea, CA 92821
Attention: Donald E. Royer, Executive Vice President and
                 General Counsel
Facsimile: (714) 961-2219
          with a copy (which shall not constitute notice) to:
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Norman B. Antin, Esq.
                  Jeffrey D. Haas, Esq.
Facsimile: (202) 457-6315
          If to Seller Parent to:
Fremont General Corporation
2727 East Imperial Highway
Brea, CA 92821

Attention: Donald E. Royer, Executive Vice President and
                 General Counsel
Facsimile: (714) 961-2219
          with a copy (which shall not constitute notice) to:
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Norman B. Antin, Esq.
                Jeffrey D. Haas, Esq.
Facsimile: (202) 457-6315
          and if to Purchaser addressed to:
CapitalSource TRS Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Chief Legal Officer
Facsimile: (301) 841-2380
          with a copy (which shall not constitute notice) to:
Bingham McCutchen LLP
3 Embarcadero Center
San Francisco, CA 94111
Attention: James M. Rockett, Esq.
Facsimile: (415) 393-2286
     Notice by certified mail shall be deemed to be received three Business Days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the others.
     Section 12.9 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of, or to affect, the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, “‘hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other, except as the context may otherwise require, and the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to “Article”, “Section” or another subdivision or to an “Exhibit” or “Schedule” are to an article, section or subdivision hereof or an “Exhibit” or “Schedule”. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.
     Section 12.10 Specific Performance. The parties hereto acknowledge that monetary damages for the breach of this Agreement and termination of it pursuant to Section 11.2 hereof could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.
     Section 12.11 No Third Party Beneficiaries. Except as set forth in Section 8.14 hereof, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. No future or present employee or customer of either of the parties nor their affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.
     Section 12.12 Publicity. Except as required to obtain Bankruptcy Court Approval of the transactions contemplated hereby, or otherwise required by law or the rules of the New York Stock Exchange, so long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.
     Section 12.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

FREMONT GENERAL CORPORATION

By:	/s/ STEPHEN H. GORDON Name: Stephen H. Gordon Title: Chairman and Chief Executive Officer

FREMONT INVESTMENT & LOAN

By:	/s/ STEPHEN H. GORDON Name: Stephen H. Gordon Title: Chairman and Chief Executive Officer

FREMONT GENERAL CREDIT CORPORATION,

By:	/s/ STEPHEN H. GORDON Name: Stephen H. Gordon Title: Chairman of the Board

CAPITALSOURCE TRS INC.

By:	/s/ JOHN K. DELANEY Name: John K. Delaney Title: Chief Executive Officer

INDUSTRIAL BANK, upon formation:

By:

Name: Title:

     The undersigned CapitalSource Inc. executes this Agreement solely to acknowledge its obligations under Section 8.14 hereof.

CAPITALSOURCE INC.

By:	/s/ JOHN K. DELANEY

Name: John K. Delaney
Title: Chairman and Chief Executive Officer